Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010-3095

www.fulbright.com

Laura J. McMahon Partner lmcmahon@fulbright.com	Direct Dial: Telephone: Facsimile:	(713) 651-5658 (713) 651-5151 (713) 651-5246

December 17, 2009

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Mail Stop 7010

Washington, DC 20549

Attention:	Anne Nguyen Parker, Branch Chief
John P. Lucas, Staff Attorney

Via EDGAR

Re:	Enbridge Energy Partners, L.P.

Form 10-K for the Fiscal Year Ended December 31, 2008

Filed February 19, 2009

Response Letter dated October 16, 2009

File No. 1-10934

Ladies and Gentlemen:

I am writing to confirm my telephone conversation of December 16, 2009 with John Lucas of the Staff of the Securities and Exchange Commission. On behalf of Enbridge Energy Partners, L.P. (the “Partnership”), the Partnership has received the letter, dated December 3, 2009, from the Staff and intends to submit its responses to that letter by January 8, 2010.

Very truly yours, /s/ Laura J. McMahon
Laura J. McMahon

LJM/rmp